Exhibit 99.1
OneWater Marine Inc. Announces Fiscal Third Quarter 2023 Results
Strategic focus on inventory management drives results as industry normalization accelerates
Fiscal Third Quarter 2023 Highlights
•Revenue increased 4% to $594 million, a new fiscal third quarter record
•Service, parts & other revenue grew 23% to $92 million
•Dealership same-store sales were flat versus prior year period
•Gross profit margin of 27%, supported by higher margin businesses
•Net income was $33 million in the quarter or $1.95 per diluted share
•Adjusted EBITDA1 of $60 million

BUFORD, GA – August 3, 2023 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal third quarter ended June 30, 2023.

“In a deteriorating selling environment, our team did a great job driving a 4% increase in sales, maintaining flat dealership same-store sales and aggressively managing overall boat inventory. The marine industry continues to transition back to historical norms and moderated pricing. However, the pace of this transition accelerated ahead of expectations, which pressured margins in the third quarter,” commented Austin Singleton, Chief Executive Officer at OneWater. “We remain intently focused on strategic inventory management, cost optimization, and generating free cash flow to end the year in a position of strength.”

For the Three Months Ended June 30	2023	2022	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$371,645	$376,886	$(5,241)	(1.4)%
Pre-owned boat	111,469	98,181	13,288	13.5%
Finance & insurance income	19,028	18,979	49	0.3%
Service, parts & other	92,197	74,854	17,343	23.2%
Total revenues	$594,339	$568,900	$25,439	4.5%
Fiscal Third Quarter 2023 Results

Revenue for fiscal third quarter 2023 was $594.3 million, an increase of 4.5% compared to $568.9 million in fiscal third quarter 2022. The growth was primarily attributable to strong pre-owned boat sales and service, parts and other sales from acquired businesses. During fiscal third quarter 2023, dealership same-store sales were flat.

New boat revenue decreased by 1.4%, driven by a decrease in units sold, partially offset by an increase in average unit price. Finance & insurance income was flat compared to the prior year quarter. Pre-owned boat revenue increased 13.5%, driven by an increase in both unit sales and average price per unit. Service, parts and other sales were up 23.2% compared to the prior year quarter, supported by the Company’s strategic focus on expanding its high margin, less cyclical revenue streams.

Gross profit totaled $159.4 million for fiscal third quarter 2023, down $24.5 million from $183.9 million for fiscal third quarter 2022. Gross profit margin of 26.8% decreased 550 basis points compared to the prior year period, driven by the accelerated normalization of new and pre-owned boat pricing, partially offset by meaningful contributions from higher margin service, parts & other revenue.

Fiscal third quarter 2023 selling, general and administrative expenses totaled $92.8 million, or 15.6% of revenue, compared to $87.9 million, or 15.4% of revenue, in fiscal third quarter 2022. The slight increase in selling, general and administrative expenses as a percentage of revenue was due to higher costs associated with our acquired service, parts & other businesses.

Net income for fiscal third quarter 2023 totaled $33.3 million, compared to $64.5 million in fiscal third quarter 2022. Earnings per diluted share for fiscal third quarter 2023 was $1.95 per diluted share, compared to $3.86 per diluted share in 2022. For fiscal third quarter 2023, interest expense increased $12.1 million compared to the prior year driven by an increase in the average outstanding borrowings and higher interest rates.

Fiscal third quarter 2023 Adjusted EBITDA1 decreased 37.2% to $59.8 million compared to $95.1 million for fiscal third quarter 2022.

As of June 30, 2023, the Company’s cash and cash equivalents balance was $45.4 million and total liquidity, including cash and availability under credit facilities, was in excess of $100.0 million. Total inventory as of June 30, 2023, increased to $572.9 million compared to $269.4 million on June 30, 2022, primarily driven by normalization of supply chain and acquisitions completed during the year. Total inventory decreased $20.4 million sequentially supported by the Company's strategic focus to end the selling season with appropriate levels of inventory.

Total long-term debt as of June 30, 2023, was $457.8 million, and adjusted long-term net debt (net of $45.4 million cash)1 was 2.2 times trailing twelve-month Adjusted EBITDA1.
Fiscal Year 2023 Guidance

The Company is updating its previously issued fiscal full year 2023 outlook. For fiscal full year 2023, OneWater anticipates same store sales to be flat and Adjusted EBITDA2 is expected to be in the range of $160 million to $170 million and earnings per diluted share is expected to be in the range of $4.45 to $4.70.
Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal third quarter earnings on Thursday, August 3, 2023, at 8:30 am Eastern time. To access the conference call via phone, participants will need to register using the following link where they will be provided a phone number and access code:

https://register.vevent.com/register/BI680f8a88b1794d3bb40819aaf3a1bf42

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.
1See reconciliation of Non-GAAP financial measures below.
2See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Revenues:
New boat	$371,645	$376,886	$959,334	$903,104
Pre-owned boat	111,469	98,181	242,641	227,484
Finance & insurance income	19,028	18,979	43,286	43,234
Service, parts & other	92,197	74,854	240,068	173,477
Total revenues	594,339	568,900	1,485,329	1,347,299

Gross Profit
New boat	76,162	102,342	213,567	244,058
Pre-owned boat	25,055	29,432	57,743	63,406
Finance and insurance	19,028	18,979	43,286	43,234
Service, parts & other	39,189	33,186	101,523	76,748
Total gross profit	159,434	183,939	416,119	427,446

Selling, general and administrative expenses	92,841	87,867	260,872	222,455
Depreciation and amortization	5,980	4,073	17,310	10,549
Transaction costs	97	1,337	1,668	5,158
Change in fair value of contingent consideration	436	3,118	763	11,022
Income from operations	60,080	87,544	135,506	178,262

Other expense (income):
Interest expense – floor plan	7,436	1,131	17,687	3,056
Interest expense – other	9,077	3,311	25,265	7,937
Other expense (income), net	361	(166)	(465)	491
Total other expense, net	16,874	4,276	42,487	11,484
Income before income tax expense	43,206	83,268	93,019	166,778
Income tax expense	9,916	18,785	21,264	36,455
Net income	33,290	64,483	71,755	130,323
Less: Net income attributable to non-controlling interests	(938)	(959)	(3,468)	(1,970)
Less: Net income attributable to non-controlling interests of One Water Marine Holdings, LLC	(3,782)	(7,547)	(8,013)	(16,060)
Net income attributable to OneWater Marine Inc.	$28,570	$55,977	$60,274	$112,293

Earnings per share of Class A common stock – basic	$2.00	$3.96	$4.21	$8.14
Earnings per share of Class A common stock – diluted	$1.95	$3.86	$4.12	$7.90

Basic weighted-average shares of Class A common stock outstanding	14,314	14,133	14,317	13,791
Diluted weighted-average shares of Class A common stock outstanding	14,675	14,512	14,639	14,205

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except par value and share data)
(Unaudited)

	June 30, 2023	June 30, 2022
ASSETS
Cash	$45,409	$95,690
Restricted cash	7,753	16,209
Accounts receivable, net	93,972	80,495
Inventories, net	572,932	269,430
Prepaid expenses and other current assets	88,399	57,389
Total current assets	808,465	519,213
Property and equipment, net	118,965	80,235
Operating lease right-of-use assets	127,973	126,433
Other long-term assets	6,062	823
Deferred tax assets, net	5,607	32,585
Intangible assets, net	306,776	245,659
Goodwill	397,469	342,605
Total assets	$1,771,317	$1,347,553

LIABILITIES
Accounts payable	$40,096	$51,199
Other payables and accrued expenses	61,558	54,725
Customer deposits	56,123	65,520
Notes payable – floor plan	444,770	217,338
Current portion of operating lease liabilities	13,914	12,788
Current portion of long-term debt, net	23,896	19,450
Current portion of tax receivable agreement liability	2,363	915
Total current liabilities	642,720	421,935
Other long-term liabilities	13,597	25,766
Tax receivable agreement liability	43,991	45,290
Long-term operating lease liabilities	115,557	114,545
Long-term debt, net	433,889	316,349
Total liabilities	1,249,754	923,885

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	451,130	365,038
Equity attributable to non-controlling interests	70,433	58,630
Total stockholders’ equity	521,563	423,668
Total liabilities and stockholders’ equity	$1,771,317	$1,347,553

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Trailing twelve months ended June 30,
	2023	2022	2023
Net income	$33,290	$64,483	$94,043
Interest expense – other	9,077	3,311	30,529
Income tax expense	9,916	18,785	28,034
Depreciation and amortization	6,584	4,274	24,609
Change in fair value of contingent consideration	436	3,118	121
Loss on extinguishment of debt	—	—	356
Transaction costs	97	1,337	4,234
Other expense (income), net	361	(166)	2,837
Adjusted EBITDA	$59,761	$95,142	$184,763

Long-term debt (including current portion)			$457,785
Less: cash			(45,409)
Adjusted long-term net debt			$412,376

Pro forma adjusted net debt leverage ratio			2.2	x
About OneWater Marine Inc.
OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 100 retail locations, 11 distribution centers / warehouses and multiple online marketplaces in 20 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.
Non-GAAP Financial Measures and Key Performance Indicators
This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA is not available without unreasonable effort.
Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, gain (loss) on extinguishment of debt and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, gain or loss on extinguishment of debt and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Dealership Same-Store Sales

We define dealership same-store sales as sales from our stores excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed stores are excluded from each comparative base period. We use dealership same-store sales to assess the organic growth of our revenue on a same-store basis. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management's current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, changes in demand for our products and services, the seasonality and volatility of the boat industry, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of the COVID-19 pandemic and related governmental actions or restrictions on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com